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                                                                    EXHIBIT 3.29






                            CERTIFICATE OF FORMATION
                                       OF
                             WIVB BROADCASTING, LLC

                                      NAME

         The name of the limited liability corporation is WIVB Broadcasting, LLC.

                          REGISTERED AGENT AND OFFICE

         The address of the initial registered office of this corporation is 1013 Centre Road, Wilmington, Delaware, 19805; and the name of the registered agent of the corporation in the State of Delaware is the Corporation Service Company.

Dated: January 23, 1998
                                                --------------------------------
                                                           Gayle C. Toney